Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com
Meritage Homes Reports Strong Third Quarter 2012 Results
Diluted EPS of $0.19; Revenue increases 58%; Orders up 33%; Backlog value up 70%

SCOTTSDALE, Ariz., October 25, 2012 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced third quarter results for the period ended September 30, 2012.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	%Chg	2012	2011	%Chg
Homes closed (units)	1,197	840	43%	2,998	2,374	26%
Home closing revenue	$334,880	$217,534	54%	$820,242	$615,154	33%
Average sales price - closings	$280	$259	8%	$274	$259	6%
Home orders (units)	1,204	906	33%	3,701	2,656	39%
Home order value	$366,752	$245,235	50%	$1,060,910	$701,861	51%
Average sales price - orders	$305	$271	13%	$287	$264	9%
Ending backlog (units)				1,618	1,060	53%
Ending backlog value				$489,522	$288,523	70%
Average sales price - backlog				$303	$272	11%
Net income/(loss)	$6,784	$(3,235)	n/m	$10,035	$(9,332)	n/m
Diluted EPS	$0.19	$(0.10)	n/m	$0.30	$(0.29)	n/m
Management comments
“Our results for the third quarter improved across the board, reflecting the benefits of our superior community locations, fresh new product designs and industry-leading energy efficiency. We reported strong year over year increases in home closings, revenue, margins and earnings, as well as home orders, backlog and lot count,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We generated net income of $6.8 million, or $0.19 per diluted share, in the third quarter of 2012, which was negatively impacted by a charge of $8.7 million, or $0.24 per diluted share, for a reserve related to ongoing litigation over one former joint venture project in the Las Vegas area, which is likely to remain unresolved for the foreseeable future. These results reflect a significant improvement over the third quarter of 2011, when we reported a net loss of $3.2 million, or ($0.10) per diluted share.

“We've been in the early stages of a recovery in the homebuilding industry since the beginning of this year, and Meritage has reported 39% growth in total orders over 2011 during that time, with September being our eleventh consecutive month of year-over-year increases in orders,” he continued. “We believe the improving homebuilding industry could serve as a catalyst to help our national economy grow. We have raised additional capital over the past two quarters to take advantage of anticipated opportunities for growth, and have been deploying that capital to acquire more lots and open new communities. At this time, we expect to close between 4,100-4,300 homes in 2012.”
Third quarter 2012 operating results compared to 2011

•
Net income increased $10.0 million over 2011 to $6.8 million ($0.19 per diluted share) in the third quarter of 2012, compared to a $3.2 million loss in the prior year. The 2012 results included a previously announced $8.7 million charge to increase reserves related to pending litigation surrounding the Nevada joint venture known as South Edge, as explained in an 8-K filed on September 6, 2012, and $417,000 of impairments, compared to impairments of $1.0 million in the prior year.

•	Home closing revenue increased 54% due to a 43% increase in home closings and an 8% increase in average price over the prior year period.
◦Total closings of 1,197 homes for the third quarter was the highest quarterly total since the second quarter of 2010.
◦California and Arizona achieved the highest increases in closing revenue, at 209% and 79%, respectively, compared to the third quarter of 2011.

•	Home orders increased 33% and combined with a 13% increase in average selling price for a 50% increase in total order value over the third quarter of 2011.
◦Total active communities increased to 153 at September 30, 2012, compared to 149 at September 30, 2011.
◦Average orders per community during the quarter increased 27% over the prior year to 7.9, compared to 6.2 in 2011. Excluding operations in Nevada that are winding down, the states with the highest orders per community were California, at 12.7; Colorado, at 11.0; and Florida, at 10.1. The greatest accelerations in orders per community over 2011 were in California and Arizona.
◦Cancellation rate decreased to 13% in the third quarter of 2012, compared to 17% in the third quarter of 2011, below our historical average cancellation rate in the 20-25% range.
◦Ending backlog of orders was up 53% over the prior year, and the total value of orders in backlog was up 70%, aided by an 11% increase in average price per home

•
Home closing gross margin increased to 18.6% in the third quarter of 2012 compared to 17.5% in the third quarter of 2011. Margins increased due to sales price increases and construction overhead leverage, partially offset by increases in various cost components.

•
Commissions and selling expenses decreased by 140 basis points from the prior year, to 7.7% of home closing revenue in the third quarter of 2012, compared to 9.1% of home closing revenue in the third quarter of 2011, as higher closing revenue resulted in greater leverage of the fixed components within selling costs.

•	General and administrative expenses for the third quarter of 2012 decreased by 200 basis points to 5.6% of total revenue in 2012, compared to 7.6% of total revenue in 2011.

•
Interest expense decreased to $5.0 million or 1.5% of revenue in the third quarter of 2012, despite additional debt issued during the quarter, compared to $7.5 million or 3.5% of revenue in the third quarter of 2011. A greater portion of interest incurred was capitalized to assets under development, and interest expense leverage improved with increased revenue.

•
Pre-tax margin increased 340 basis points to 2.0% in the third quarter of 2012, despite the litigation-related charge which reduced pre-tax margin by 250 basis points, as compared to a (1.4%) pre-tax margin in the third quarter of 2011.

Year to date 2012 operating results compared to 2011

•
Net income of $10.0 million for the first nine months of 2012 included a $5.8 million loss on early extinguishment of debt and $1.6 million of impairments, in addition to the $8.7 million charge related to litigation surrounding the South Edge joint venture, and a $4.8 million net tax benefit primarily due to the reversal of most of a valuation allowance previously recorded against the company's deferred state tax asset in Florida. By comparison, the $9.3 million loss in the third quarter of 2011 included $2.3 million of impairments and a tax provision of $560,000.

•
Pre-tax income increased $14.0 million to $5.2 million in the first nine months of 2012, from a pre-tax loss of $8.8 million in the first nine months of 2011. Adjusted pre-tax income excluding the loss on extinguishment of debt, impairments and the charge related to the South Edge litigation was $21.3 million for the first nine months of 2012, compared to an adjusted pre-tax loss of $6.5 million, excluding impairments, for the same period in 2011.

•	Home closings and closing revenue increased 26% and 33%, respectively, for the first nine months of 2012 as compared to 2011.

•	Year-to-date home closing gross margins improved by 60 basis points to 18.2% for the first nine months of 2012, compared to 17.6% for 2011.

•
Year-to-date net orders through September 30, 2012 increased 39% in 2012 over 2011, and combined with a 9% increase in average sales prices to result in total order value increasing 51% year over year.

Balance sheet items

•	Cash and cash equivalents, restricted cash and securities at September 30, 2012, totaled $386.9 million, compared to $333.2 million at December 31, 2011 and $357.2 million at September 30, 2011.

•
Net increase in cash and cash equivalents, restricted cash and securities of $182.2 million during the third quarter of 2012 resulted from increased closings and net proceeds from capital transactions, partially offset by land spending and increases in real estate assets.

◦Raised approximately $87.1 million in net proceeds from an equity offering of 2.65 million common shares in July of 2012.
◦Raised approximately $122.3 million in net proceeds from the issuance of $126.5 million aggregate principle amount of 1.875% convertible senior notes due 2032, in September of 2012, with a 47.5% conversion premium.

◦Cash spent on land and development during the third quarter of 2012 totaled $114.1 million, including the purchase of 2,129 lots.
◦Total real estate assets of $1.0 billion at September 30, 2012, compared to $815.4 million at December 31, 2011 and $798.1 million one year ago.

•
Ended the quarter with 17,842 total lots under control, of which 85% were owned, compared to 17,586 at June 30, 2012 and 16,049 at September 30, 2011, a net increase of approximately 1,800 lots over the prior year.

•	Put in place a $125 million credit facility for additional liquidity to finance growth. Nothing was drawn on the facility through September 30, 2012.

•	Net debt-to-capital ratio at September 30, 2012 was 36.0%, compared to 33.4% at September 30, 2011.

Conference call
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10019347. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available for fifteen days, beginning at 12:00 p.m. ET on October 25, 2012 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10019347. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating results
Home closing revenue	$334,880	$217,534	$820,242	$615,154
Land closing revenue	7,763	—	8,846	100
Total closing revenue	342,643	217,534	829,088	615,254
Home closing gross profit	62,154	38,070	149,213	108,037
Land closing gross profit/(loss)	270	(127)	13	(118)
Total closing gross profit	62,424	37,943	149,226	107,919
Commissions and other sales costs	(25,855)	(19,708)	(67,950)	(53,876)
General and administrative expenses	(19,209)	(16,466)	(50,446)	(46,582)
Interest expense	(5,009)	(7,517)	(18,718)	(23,036)
Loss on extinguishment of debt	—	—	(5,772)	—
Other (expense)/income, net (1)	(5,365)	2,673	(1,086)	6,803
Income/(loss) before income taxes	6,986	(3,075)	5,254	(8,772)
(Provision for)/benefit from income taxes	(202)	(160)	4,781	(560)
Net income/(loss)	$6,784	$(3,235)	$10,035	$(9,332)
Income/(loss) per share
Basic:
Income/(loss) per share	$0.19	$(0.10)	$0.30	$(0.29)
Weighted average shares outstanding	35,216	32,417	33,541	32,358
Diluted:
Income/(loss) per share	$0.19	$(0.10)	$0.30	$(0.29)
Weighted average shares outstanding	35,761	32,417	34,010	32,358
Non-GAAP Reconciliations:
Home closing gross profit	$62,154	$38,070	$149,213	$108,037
Add: Real estate-related impairments	417	920	904	2,174
Adjusted home closing gross profit	$62,571	$38,990	$150,117	$110,211
Income/(loss) before income taxes	$6,986	$(3,075)	$5,254	$(8,772)
Add Real estate-related impairments:
Terminated lot options and land sales	263	225	1,015	227
Impaired Projects	154	822	558	2,074
Litigation reserve related to South Edge	8,720	—	8,720	—
Loss on early extinguishment of debt	—	—	5,772	—
Adjusted income/(loss) before income taxes	$16,123	$(2,028)	$21,319	$(6,471)

(1) 2012 other (expense)/income, net includes an $8.7 million charge to increase reserves related to ongoing and unresolved litigation associated with the joint venture project known as South Edge in the Las Vegas area, as explained in an 8-K on September 6, 2012.

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$305,049	$173,612
Investments and securities	66,549	147,429
Restricted cash	15,254	12,146
Other receivables	16,681	14,932
Real estate (2)	1,004,825	815,425
Deposits on real estate under option or contract	12,983	15,208
Investments in unconsolidated entities	12,008	11,088
Other assets	47,853	31,538
Total assets	$1,481,202	$1,221,378
Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$162,460	$126,057
Senior notes	496,350	480,534
Convertible senior notes	126,500	—
Senior subordinated notes	99,825	125,875
Total liabilities	885,135	732,466
Total stockholders’ equity	596,067	488,912
Total liabilities and equity	$1,481,202	$1,221,378
(2) Real estate – Allocated costs:
Homes under contract under construction	$205,616	$101,445
Unsold homes, completed and under construction	98,354	97,246
Model homes	55,853	49,892
Finished home sites and home sites under development	524,842	441,242
Land held for development	54,981	55,143
Land held for sale	24,619	29,908
Communities in mothball status	40,560	40,549
Total allocated costs	$1,004,825	$815,425

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Depreciation and amortization	$2,299	$1,694	$5,913	$5,267

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$17,836	$13,205	$14,810	$11,679
Interest incurred	11,654	10,848	33,819	32,545
Interest expensed	(5,009)	(7,517)	(18,718)	(23,036)
Interest amortized to cost of home, land closings and impairments	(4,296)	(2,421)	(9,726)	(7,073)
Capitalized interest, end of period	$20,185	$14,115	$20,185	$14,115

			September 30, 2012	December 31, 2011
Notes payable and other borrowings			$722,675	$606,409
Less: cash and cash equivalents, restricted cash, and investments and securities			(386,852)	(333,187)
Net debt			335,823	273,222
Stockholders’ equity			596,067	488,912
Total capital			$931,890	$762,134
Net debt-to-capital			36.0%	35.8%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating results
Net income/(loss)	$6,784	$(3,235)	$10,035	$(9,332)
Loss on early extinguishment of debt	—	—	5,772	—
Real-estate related impairments	417	1,047	1,573	2,301
Deferred tax valuation benefit	(4)	—	(7,709)	—
Equity in earnings from JVs and distributions of JV earnings—net	148	158	(508)	678
Increase in real estate and deposits, net	(48,079)	(24,153)	(188,317)	(63,846)
Other operating activities	13,389	7,705	46,902	18,986
Net cash used in operating activities	(27,345)	(18,478)	(132,252)	(51,213)
Net cash provided by investing activities	38,431	7,981	70,744	102,533
Proceeds from issuance of new debt	126,500	—	426,500	—
Debt issuance costs	(4,166)	—	(9,500)	—
Repayments of senior notes	—	—	(315,080)	—
Proceeds from issuance of common stock, net	87,125	—	87,125	—
Proceeds from stock option exercises	2,678	33	3,900	1,831
Net cash provided by financing activities	212,137	33	192,945	1,831
Net increase/(decrease) in cash	223,223	(10,464)	131,437	53,151
Beginning cash and cash equivalents	81,826	167,568	173,612	103,953
Ending cash and cash equivalents (3)	$305,049	$157,104	$305,049	$157,104

(3) Ending cash and cash equivalents as of September 30, 2012 and September 30, 2011 excludes investments and securities and restricted cash totaling $82 million and $200 million, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2012		2011
	Homes	Value	Homes	Value
Homes Closed:
California	244	$88,748	83	$28,708
Nevada	22	4,113	19	4,222
West Region	266	92,861	102	32,930
Arizona	243	59,519	137	33,314
Texas	434	104,041	440	102,121
Colorado	83	27,639	68	21,500
Central Region	760	191,199	645	156,935
North Carolina	40	14,459	—	—
Florida	131	36,361	93	27,669
East Region	171	50,820	93	27,669
Total	1,197	$334,880	840	$217,534
Homes Ordered:
California	248	$94,974	121	$41,146
Nevada	22	4,384	10	2,182
West Region	270	99,358	131	43,328
Arizona	229	70,315	189	52,684
Texas	425	106,116	361	82,758
Colorado	88	28,925	80	26,715
Central Region	742	205,356	630	162,157
North Carolina	36	12,709	—	—
Florida	156	49,329	145	39,750
East Region	192	62,038	145	39,750
Total	1,204	$366,752	906	$245,235

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2012		2011
	Homes	Value	Homes	Value
Homes Closed:
California	489	$172,575	228	$77,930
Nevada	39	7,402	49	10,360
West Region	528	179,977	277	88,290
Arizona	593	153,190	418	100,230
Texas	1,190	277,436	1,269	302,536
Colorado	227	75,816	175	55,757
Central Region	2,010	506,442	1,862	458,523
North Carolina	84	30,513	—	—
Florida	376	103,310	235	68,341
East Region	460	133,823	235	68,341
Total	2,998	$820,242	2,374	$615,154
Homes Ordered:
California	714	$258,053	293	$98,859
Nevada	61	11,455	51	11,072
West Region	775	269,508	344	109,931
Arizona	738	200,258	499	128,592
Texas	1,370	332,007	1,252	296,886
Colorado	266	88,012	221	71,345
Central Region	2,374	620,277	1,972	496,823
North Carolina	109	38,841	—	—
Florida	443	132,284	340	95,107
East Region	552	171,125	340	95,107
Total	3,701	$1,060,910	2,656	$701,861
Order Backlog:
California	307	$113,126	110	$36,224
Nevada	27	5,129	14	3,081
West Region	334	118,255	124	39,305
Arizona	303	92,300	206	60,342
Texas	576	148,065	446	105,957
Colorado	109	35,689	98	32,552
Central Region	988	276,054	750	198,851
North Carolina	49	16,944	—	—
Florida	247	78,269	186	50,367
East Region	296	95,213	186	50,367
Total	1,618	$489,522	1,060	$288,523

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	September 30, 2012		September 30, 2011
	Beg.	End	Beg.	End
Active Communities:
California	20	19	18	22
Nevada	2	2	3	3
West Region	22	21	21	25
Arizona	32	34	35	37
Texas	68	68	68	65
Colorado	8	8	8	9
Central Region	108	110	111	111
North Carolina	5	7	—	—
Florida	16	15	13	13
East Region	21	22	13	13
Total	151	153	145	149

	Nine Months Ended
	September 30, 2012		September 30, 2011
	Beg.	End	Beg.	End
Active Communities:
California	20	19	14	22
Nevada	2	2	4	3
West Region	22	21	18	25
Arizona	37	34	32	37
Texas	67	68	82	65
Colorado	10	8	9	9
Central Region	114	110	123	111
North Carolina	3	7	—	—
Florida	18	15	10	13
East Region	21	22	10	13
Total	157	153	151	149

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States based on homes closed in 2011. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of September 30, 2012, the company had 153 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham. In 2012, Meritage also announced its entry into the Charlotte market.

Meritage is an industry leader in innovation and energy efficiency. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards in most of its communities. Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

For more information, visit meritagehomes.com.
The Meritage Homes Corporation logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=2624
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the Company’s expectations for a continued rebound in the homebuilding industry, its projected closings in 2012 and 2013, and its ability to use additional capital to grow, all of which are subject to significant risks and uncertainties. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the availability of finished lots and undeveloped land; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 and most recent 10-Q under the caption “Risk Factors,” which can be found on our website.
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